Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-3 (Nos. 333-264296) and Forms S-8 (Nos. 333-263536, Nos. 333-254453 and 333-251336) of Sigilon Therapeutics, Inc. of our report dated March 14, 2023 relating to the financial statements, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

March 14, 2023